*CONFIDENTIAL PORTIONS OF THIS AGREEMENT HAVE BEEN OMITTED AND FILED SEPARATELY
     WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

                                                                   EXHIBIT 10.14





                                LICENSE AGREEMENT

                                 by and between

                          APPLIED NEUROSOLUTIONS, INC.

                                       and

                                 BIOMERIEUX, SA

      This LICENSE AGREEMENT ("Agreement"), made in Chicago, Illinois and effective December ___, 2004 ("Effective Date"), is by and between Applied NeuroSolutions, Inc., a Delaware corporation having a principal place of business at 50 Lakeview Parkway, Vernon Hills, Illinois 60061 ("AN"), and bioMerieux, SA., a French corporation having a principal office at Marcy l'Etoile, France ("BM").

      WHEREAS, AN is the owner of certain patents, patent applications and know-how ("AN Rights" as identified in Exhibit A hereto which is incorporated herein by reference) relating to the diagnosis of Alzheimer's disease ("Alzheimer's Disease");

      WHEREAS, AN is also the exclusive licensee, with the right to sublicense, of certain patents, patent applications and know-how relating to Alzheimer's Disease diagnosis ("AEC Rights," also identified in Exhibit A), under an agreement dated February 1, 1994, as amended on March 20, 2002 and September 21, 2002 ("AEC Agreement") with Albert Einstein College of Medicine of Yeshiva University, a Division of Yeshiva University, a New York corporation having a principal place of business at 1300 Morris Park Avenue, Bronx, New York 10461 ("AEC");

      WHEREAS, AN and BM have entered into a Confidential Disclosure Agreement dated March 20, 2003, Letter Agreement dated September 12, 2003, and Mutual Materials Transfer Agreement dated September 12, 2003 (collectively "Initial Agreement"), and pursuant thereto AN has provided to BM certain aspects of the AN Rights on a confidential basis, and BM has explored the possibility of developing a diagnostic test for Alzheimer's Disease;

      WHEREAS, BM now desires to obtain a license from AN in order to further evaluate and potentially market such a diagnostic test for Alzheimer's Disease, and AN desires to grant such license to BM;

      WHEREAS, the parties recognize that, given the public interest in a test to definitively diagnose Alzheimer's Disease, AN must be allowed to continue its own research and to assist others in this effort; and

      WHEREAS, the parties hereto recognize and acknowledge that any test developed hereunder will utilize AN Rights and AEC Rights, as well as technology created by BM, and that any attempt to measure the contribution from each of these sources to such a test is impractical;

      IT IS AGREED:

      1. DEFINITIONS. Unless specifically set forth to the contrary herein, the following terms, whether used in the singular or plural, shall have the respective meanings set forth below:

*CONFIDENTIAL PORTIONS OF THIS AGREEMENT HAVE BEEN OMITTED AND FILED SEPARATELY
     WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

      (a). "Affiliate" shall mean (i) any corporation or business entity of which more than fifty percent (50%), or the maximum ownership interest permitted by law, of the securities or other ownership interests representing the equity, the voting stock or general partnership interest are owned, controlled or held, directly or indirectly, by BM; (ii) any corporation or business entity which, directly or indirectly, owns, controls or holds more than fifty percent (50%), or the maximum ownership interest permitted by law, of the securities or other ownership interests representing the equity, voting stock or general partnership interest of BM; (iii) any corporation or business entity of which BM has the right to acquire, directly or indirectly, at least fifty percent (50%), or the maximum ownership interest permitted by law, of the securities or other ownership interests representing the equity, voting stock or general partnership interest thereof; or (iv) any corporation or business entity of which more than fifty percent (50%), or the maximum ownership interest permitted by law, of the securities or other ownership interests representing the equity, the voting stock or general partnership interest are owned, controlled or held, directly or indirectly, by a corporation or business entity within sub-section (ii) above.

      (b). "Clinical Study" shall mean any clinical study evaluating the use of a Test, as defined herein.

      (c). "Calendar Quarter" shall mean the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.

      (d). "Test" shall mean only a cerebrospinal fluid test ("CSF Test") and/or a blood serum test ("Serum Test") for the diagnosis of Alzheimer's Disease, expressly excluding any test based upon any other bodily fluid, such as urine or saliva ("Fluid Test"), and where (i) the CSF Test and/or Serum Test contains a * produced by the Cell Lines (as defined herein), and/or (ii) the CSF Test and/or Serum Test contains a * produced by a cell line derived from, emanating from, and/or based upon the Cell Lines (as defined herein), and/or (iii) the manufacture, use and/or sale of the CSF Test and/or Serum Test infringes any Valid Claim of any Patent Rights licensed hereunder (in the event of an issued patent claim), and/or (iv) the manufacture, use and/or sale of the CSF Test and/or Serum Test is covered by any Valid Claim of any Patent Rights licensed hereunder (in the event of a pending patent claim).

      (e). "First Commercial Sale" shall mean the first sale of a Test for actual end use.

      (f). "Cell Lines" shall mean the * cell line ("* Cell Line") and the * cell line ("* Cell Line") that produces the * ("*") and the * ("*"), respectively, which are expressly included in the rights granted BM hereunder.

      (g). "Net Sales" shall mean the actual gross amount invoiced by BM and/or any Affiliate for the sale of a Test (other than from BM to an Affiliate or from one Affiliate to another), during the Term, anywhere in the world, commencing upon the date of First Commercial Sale, (i) excluding value-added taxes and equivalent taxes, (ii) less a general deduction of * percent (*%) to cover all usual deductions, including without limitation deductions for returns, rejects, shipping, handling, insurance, etc., and (iii) less a general deduction of *

*CONFIDENTIAL PORTIONS OF THIS AGREEMENT HAVE BEEN OMITTED AND FILED SEPARATELY
     WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

percent (*%) to account for the average increase in the selling price of Tests subject to a payment plan under which the cost or an amortised portion of the cost of supplying the customer with an instrument system utilised by the customer in the performance of Tests is included in the Tests purchase price ("RAP"). For clarity, the sub-section (ii) * percent deduction shall be calculated using actual gross amount invoiced excluding the sub-section (i) taxes, and the sub-section (iii) * percent deduction shall be calculated using actual gross amount invoiced excluding the sub-section (i) taxes and less the sub-section (ii) deduction. BM shall be under no obligation to demonstrate that a Test was sold under RAP but BM represents that, in average for all sales of diagnostics reagents by BM and its Affiliates, the increase in the sales prices of diagnostics reagents due to sales under RAP does not fall below * percent (*%). Net Sales, as defined herein, expressly include the actual gross amount invoiced by the last Affiliate to the first Third Party, excluding the sub-section (i) taxes, before making the deductions defined in subsections (ii) and (iii) above. For clarity, sales by BM to any Affiliate and sales by one Affiliate to another Affiliate are not included in Net Sales, as defined herein; only the first Third Party sale, whether from BM directly or from an Affiliate, is included in Net Sales, as defined herein. For further clarification, BM represents to AN that its Affiliates report such sales, and the actual gross amount invoiced, on a regular and established basis to BM. As such, an audit of BM's records, under paragraph 20 hereof, would readily disclose the actual gross amount invoiced by Affiliates.

      (h). "Field" shall mean diagnosis of Alzheimer's Disease solely through use of a CSF Test and/or a Serum Test. Expressly excluded from this definition is any treatment or therapy for Alzheimer's Disease. It is the intent of the parties that BM will have no rights under this Agreement to any treatment, therapy or administration of therapy for Alzheimer's Disease. For example, BM shall have no rights under claims 56-66 (in the form as of the Effective Date hereof) pending in the PCT application number US2003/035516, entitled, "Method for Predicting Whether Subjects with Mild Cognitive Impairment (MCI) Will Develop Alzheimer's Disease" filed November 7, 2003, and included in Exhibit A, or any similar claims.

      (i). "Proprietary Information" shall mean any and all scientific (e.g., Tests, improvements, monoclonal antibodies, Cell lines, Hmix (artificial CSF matrix produced by AN), peptide standard and ADLSS (low-speed supernatant prepared by AN from AD brain), clinical, regulatory, marketing, financial and commercial know-how, information or data, communicated in writing or provided in materials, which is provided by one party to the other in connection with this Agreement or the Initial Agreement.

      (j). "Third Party" shall mean any entity other than AN, BM, any Affiliate of BM, and AEC.

*CONFIDENTIAL PORTIONS OF THIS AGREEMENT HAVE BEEN OMITTED AND FILED SEPARATELY
     WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

      (k). "Evaluation Period" shall mean the * period following receipt by BM of (i) the * and the * under paragraph 2(a). hereof and (ii) the * under paragraph 40(a)(i).

      (l). "Term" shall mean (i) the time period commencing with the Effective Date hereof and ending fifteen (15) years after the First Commercial Sale, or
(ii) the time period commencing with the Effective Date and ending on the expiration date of the last-to-expire Patent Right licensed hereunder, whichever is longer.

      (m). "Patents Rights" shall mean, within the AN Rights and/or the AEC Rights, the patents and patent applications of AN and/or AEC identified in the attached Exhibit A hereto, as well as any patents subsequently granted to such applications including any substitutions, divisions, continuations, continuations-in-part, renewals, reissues, confirmations or registrations, foreign counterparts and extensions of the foregoing.

      (n). "Valid Claim" shall mean (i) any claim of any issued unexpired patent within the Patent Rights which has not been cancelled or disclaimed, or held permanently revoked, invalid or unenforceable by a court or other tribunal of competent jurisdiction in a decision from which an appeal has not or cannot be made, and/or (ii) any claim pending in any patent application within the Patent Rights which has not been rejected by the relevant patent office in a decision from which continued prosecution of that claim or an appeal is prohibited, and/or (iii) any claim pending in any patent application within the Patent Rights which has not been held permanently invalid by a court or other tribunal of competent jurisdiction in a decision from which an appeal has not or cannot be made. Any claim pending in any patent application within the Patent Rights, at the relevant time, regardless of the prosecution history (e.g., the number of rejections), is a Valid Claim, as defined herein. For clarity, in those countries (such as the United States) where the patent office may finally reject a patent claim, any such finally rejected patent claim remains a "Valid Claim" until there is a decision from which continued prosecution or an appeal is prohibited.


      2. EVALUATION LICENSE.

      (a). During the Evaluation Period, AN hereby grants to BM a limited non-exclusive license, in the Field, under the AN Rights and the AEC Rights, to internally develop and evaluate a Test, and BM shall use its commercially reasonable efforts to develop both a CSF Test and a Serum Test. This Agreement automatically terminates at the end of the Evaluation Period, unless BM elects to exercise the non-exclusive option under paragraph 3 hereof. Prior to exercise of the option hereunder, BM shall not make public or reveal to any Third Party any aspect of BM's development and/or evaluation. BM may also terminate this Agreement at any time during the Evaluation Period by ten (10) day written notice to AN. For evaluation purposes, AN shall promptly provide * (*) * of * to BM and AN shall provide * at the latest * after the start of the Evaluation

*CONFIDENTIAL PORTIONS OF THIS AGREEMENT HAVE BEEN OMITTED AND FILED SEPARATELY
     WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

Period an additional * (*) * of *; upon request, AN shall provide up to an additional * (*) * of *. AN shall promptly provide * (*) * of * to BM and AN shall provide* at the latest * after the start of the Evaluation Period an additional * (*) * of *; upon request, AN shall provide up to an additional * (*) * of *.

      (b). If, during the Term hereof, BM believes that a Fluid Test may be viable, then the parties shall negotiate, in good faith, an amendment hereto, allowing BM to explore this alternative and establishing the compensation due AN therefore.

      3. EXERCISE OF OPTION.

      (a). At any time during the Evaluation Period, BM may, by written notice to AN, exercise an option to obtain a non-exclusive manufacturing license, in the Field, for any CSF Test and/or Serum Test developed hereunder, subject to the following conditions. BM may exercise the foregoing option for * ("Election I"), or BM may exercise the foregoing option for * ("Election II"); BM may not exercise the option for *.

      (b). Upon receipt of the exercise notice, AN shall promptly deliver the Cell Lines to BM. The parties shall cooperate, in good faith, to make the Cell Lines function properly and in accordance with the specifications provided hereunder as a part of Exhibit A. Accordingly, within eight (8) weeks of receipt of the Cell Lines, BM shall give written notice to AN of any defect of the Cell Lines or any non-conformance of the Cell Lines to the specifications attached hereto on Exhibit A. In the absence of such notice, BM shall be deemed to have accepted the Cell Lines. After any notice of defect or non-conformance of the Cell Lines by BM to AN, BM and AN shall consult with each other and AN shall provide assistance to BM. In the event that after consultation with, and assistance by, AN, BM is unable to make the Cell Lines function properly, then BM may, by written notice to AN, terminate this Agreement. With termination under this paragraph, BM shall promptly return all of the Cell Lines and all * to AN, together with any and all other information and materials received by BM hereunder, and upon such return, AN shall promptly refund to BM the payment made under paragraph 15(a) or 16(a) hereof. BM shall not keep any of the Cell Lines or any of the *, provided, however, that BM shall, at all times until BM has returned the Cell Lines to AN, maintain, preserve and protect the Cell Lines (and the viability thereof) in a manner at least as secure as that which BM uses with respect to its own proprietary material.


      (c). Upon exercise of Election I, AN grants to BM, for the Term, a non-exclusive world-wide license, in the Field, under the AN Rights and the AEC Rights, to develop, make, have made, use, import, offer for sale, market, sell, have sold and otherwise dispose of the * (in any formats and/or versions as

*CONFIDENTIAL PORTIONS OF THIS AGREEMENT HAVE BEEN OMITTED AND FILED SEPARATELY
     WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

shall be developed by BM). It is understood and acknowledged by AN that, subject to exercise of Election I, BM's Affiliates will sell, have sold and otherwise dispose of * without any further notice to AN.

      (d). Upon exercise of Election II, AN grants to BM, for the Term, a non-exclusive world-wide license, in the Field, under the AN Rights and the AEC Rights, to develop, make, have made, use, import, offer for sale, market, sell, have sold and otherwise dispose of the * (in any formats and/or versions as shall be developed by BM). It is understood and acknowledged by AN that, subject to exercise of Election II, BM's Affiliates will sell, have sold and otherwise dispose of * without any further notice to AN.

      (e). Upon exercise of this option, BM shall use commercially reasonable efforts to commercialize the * throughout the world, including the conducting of clinical tests and preparation and filing of regulatory submissions.

      (f). It is recognized by AN that BM may attempt to develop a test for Alzheimer's Disease that falls outside the definition of Test herein. Upon exercise of either the Election I option or the Election II option, BM shall not commercially pursue any such internally developed test and shall dedicate itself to the *, under commercially reasonable efforts, for a * period commencing with the date of option exercise. For the avoidance of doubt, this prohibition does not apply to *. In the event that BM discontinues use of AN's * and/or *, BM shall immediately advise AN of the discontinuation and shall promptly return to AN all of the * Cell Line and/or the * Cell Line.


      4. IMPROVEMENTS

      Title to any improvement developed hereunder solely by AN shall be vested solely in AN. Title to any improvement developed hereunder solely by BM shall be vested solely in BM. Title to any improvement developed hereunder jointly by AN and BM ("Joint Improvement") shall be vested jointly in AN and BM. The parties shall confer regarding the appropriate mechanism for protection of any Joint Improvement. Neither party shall disclose or make public any aspect of any Joint Improvement (including without limitation the filing of a patent application) without the written consent of the other.

      5. SUBLICENSE PROHIBITION. BM shall not have the right to grant a sublicense to a Third Party.

      6. NOTICE OF JOINT IMPROVEMENT. During the Term, each party shall promptly disclose to the other, in writing, any Joint Improvement.

      7. FREEDOM OF AN. Nothing in this Agreement or the Initial Agreement shall be construed to prohibit or limit, in any way, any activity of AN, including, without limitation, (i) developing and marketing of a Test and/or any other test for diagnosing Alzheimer's Disease, (ii) participating in the Field, and/or
(iii) consulting with, assisting, performing tests for, and/or offering its technology to any Third Party.

      8. COST AND REGULATORY  RESPONSIBILITIES.  All costs  associated  with the development  and  evaluation  of any  Test  and all  costs  associated  with the patenting, marketing and distribution of any Test shall be the sole responsibility of BM. BM shall own, control and retain full legal and financial responsibility for the preparation, filing and prosecution of all regulatory filings and applications required to obtain authorization to commercially develop, sell and use any Test throughout the world.

      9. TRADEMARKS. BM shall select, own and maintain all trademarks and/or service marks for any Test sold or otherwise disposed of under this Agreement.

      10. SECRECY. All Proprietary Information disclosed hereunder, or under the Initial Agreement, shall be maintained in confidence and shall not be disclosed to any Third Party or used for any purpose except as expressly permitted herein, without the prior written consent of the disclosing party. Use or disclosure thereof by the receiving party for any purpose other than the implementation of this Agreement is expressly prohibited. With respect to jointly owned Proprietary Information, each party shall be deemed to be the disclosing party. The foregoing non-disclosure and non-use obligations shall not apply to the extent that such Proprietary Information:

      (i). is known by the receiving party at the time of its receipt, as documented by business records;

      (ii). is properly or falls in the public domain or knowledge through no breach hereof by the receiving party; or

      (iii). is subsequently disclosed to the receiving party by a Third Party who may lawfully do so and is not under an obligation of confidentiality to the disclosing party; or

      (iv). is developed by the receiving party independently of any Proprietary Information from the disclosing party, as documented by research and development records.

      11. PERMITTED DISCLOSURES. Notwithstanding paragraph 10, a party receiving Proprietary Information of the other may disclose such Proprietary Information:

      (a). to governmental or other regulatory agencies in order to obtain patents pursuant to this Agreement, or to gain approval to conduct clinical trials or to market a Test, but such disclosure may be only to the extent reasonably necessary to obtain such patents or authorizations; or

*CONFIDENTIAL PORTIONS OF THIS AGREEMENT HAVE BEEN OMITTED AND FILED SEPARATELY
     WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

      (b). by BM to its consultants and Affiliates solely for the research and development, manufacturing and/or marketing of a CSF Test or a Serum Test on the condition that those entities agree, in writing prior to disclosure, to be bound by the confidentiality obligations contained in this Agreement; or

      (c). if required to be disclosed by law or court order, provided that notice is promptly delivered to the originating party, prior to disclosure, such that the originating party shall have an opportunity to challenge or seek limitation of the disclosure obligations.

      12. PRESS RELEASE. Neither party shall use the name of the other in any publicity or advertising without the prior written approval of the other party. Upon execution of this Agreement, the parties shall issue press releases in the forms attached as Exhibit B.

      13. AGREEMENT DISCLOSURE. Each party may disclose this Agreement to the extent required by law and/or the rules and regulations of any exchange on which the securities of any party are traded. AN may also disclose the existence (but not the financial terms) of this Agreement to any Third Party for purposes of licensing.

      14. PRE-ELECTION MILESTONES. In consideration of the rights granted by AN, BM shall pay AN the following non-refundable milestone payments:

      (a). * U.S. Dollars ($* U.S.) payable upon execution of this Agreement;

      (b). * U.S. Dollars ($* U.S.) payable on the * anniversary, the * anniversary and the * anniversary of the beginning of the Evaluation Period, provided this Agreement has not been terminated pursuant to paragraph 2.(a) hereof or BM has not exercised the option provided in paragraph 3 hereof; any payment due before the effective date of termination shall be made by BM.

      15. ELECTION I MILESTONES. In consideration of the rights granted by AN under Election I, BM shall pay AN the following one-time, non-refundable milestone payments: (a). * U.S. Dollars ($* U.S.) payable with the written notice of option exercise;

      (b). * U.S. Dollars ($* U.S.) payable upon initiation of the first Clinical Study for a *;

      (c). * U.S. Dollars ($* U.S.) payable upon the first launch, anywhere in the world, of a *;

      (d). * U.S. Dollars ($* U.S.) payable thirty (30) days after worldwide sales exceed, for the first time, * U.S. Dollars ($* U.S.) for any four (4) consecutive Calendar Quarters.

*CONFIDENTIAL PORTIONS OF THIS AGREEMENT HAVE BEEN OMITTED AND FILED SEPARATELY
     WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

      16. ELECTION II MILESTONES.  In  consideration of the rights granted by AN
hereunder   for   Election  II,  BM  shall  pay  AN  the   following   one-time,
non-refundable milestone payments:

      (a). * U.S. Dollars ($* U.S.) payable with the written notice of option exercise;

      (b). * U.S. Dollars ($* U.S.) payable upon initiation of the first Clinical Study for a *;

      (c). * U.S. Dollars ($* U.S.) payable upon the first launch, anywhere in the world, of a *, or, if BM commits to launch * within a reasonable time, then
* U.S. Dollars ($* U.S.) payable upon the first launch, anywhere in the world, of a * and * U.S. Dollars ($* U.S.) payable upon the first launch, anywhere in the world, of a *.

      (d). * U.S. Dollars ($* U.S.) payable thirty (30) days after worldwide sales exceed, for the first time, *U.S. Dollars ($* U.S.) for any four (4) consecutive Calendar Quarters.

      17. MILESTONE NOTIFICATION AND PAYMENT. Except as otherwise provided herein, BM shall notify AN in writing within fifteen (15) business days of the achievement of each milestone, and AN shall accordingly invoice BM for the payment due. BM shall make the milestone payment within fifteen (15) business days of receipt of the invoice. BM shall also notify AN in writing within ten
(10) business days of any other regulatory action, issue or problem.

      18. ROYALTIES. In addition, beginning with the First Commercial Sale, BM shall pay to AN royalties in an amount equal to * Percent (*%) of Net Sales. The calculation and payment of royalties are subject to the following conditions:

      (a). only one payment shall be due with respect to the same unit of a Test;

      (b). BM shall be responsible for payment of any compensation (e.g., any lump sum payment and/or royalties) owed any Third Party in connection with any Test sold and/or otherwise disposed of by BM and/or its Affiliates. BM shall receive a credit, on a Calendar Quarter basis, for any royalties paid to such Third Party (but not any other form of payment) against royalties for that Calendar Quarter, provided, however, that the amount owed AN shall not be reduced below * Percent (*%) of Net Sales for the subject Calendar Quarter. Subject to the foregoing limit, the credit shall be * Percent (*%) for each * Percent (*%) paid to such Third Party for royalties.

      19. ROYALTY REPORTS. Following the First Commercial Sale, BM shall furnish to AN a quarterly written report for each Calendar Quarter, or portion thereof, showing (i) the Net Sales of all Tests by BM and/or any Affiliate(s), including the number of units sold, the actual gross amount invoiced in euros (value-added taxes and equivalent taxes excluded); (ii) royalties paid under paragraph 18(b);
(iii) costs under paragraph 26(c) hereof; and (iv) the amount due AN under this Agreement. Reports shall be due forty-five (45) days following the end of each Calendar Quarter. AN shall accordingly invoice BM for the payment due, and BM shall make the payment within fifteen (15) business days of the receipt of the invoice.

      20. AUDITS.

      (a). BM shall keep complete and accurate records regarding its financial obligations hereunder for a maximum of five (5) years from the date the corresponding report is due hereunder. Upon the thirty (30) day advance written request from AN, not more than once a year and not more than once for any audited period, BM shall permit AN's independent designee, which is reasonably acceptable to BM, to have access, during normal business hours, to such records to verify the accuracy of the royalty reports provided hereunder by BM. For such purpose, BM shall cause all financial records for itself and its Affiliates to be located at one facility for such audit. Except for AN, the designee shall maintain in confidence any information received during any audit.

      (b). If any audit under sub-section (a) above reveals any deficiency in the amount paid AN, BM shall pay the deficiency (plus ten percent (10%) interest from the payment due date(s) for any Calendar Quarter in question) within thirty
(30) days of receipt of a written report setting forth the deficiency calculation, together with a corresponding invoice from AN. Any fee charged by the designee shall be paid by AN, unless the deficiency exceeds five percent (5%) of the actual amounts due for the period being reviewed, in which case the fee shall be paid by BM. In the event that an overpayment by BM is revealed by the audit, AN shall reimburse BM for the overage within thirty (30) days of receipt of the written report.

      (c). AN, BM and any designee shall treat all financial information subject to review under this paragraph in accordance with the confidentiality provisions of this Agreement.

      21. CURRENCY OF PAYMENT. All payments to AN under this Agreement shall be made in United States dollars. In any event where a foreign currency is involved, conversion of revenues to United States dollars shall be in accordance with BM's corporate practice, provided only that such practice is compliant with generally accepted accounting principles and that the exchange rates used are from a generally accepted source, such as the European Central Bank.

      22. WITHHOLDING TAXES. If any law, rule or regulation of any foreign country requires withholding of taxes with respect to any payment due AN hereunder, BM shall make such tax payment and subtract such payment from those made to AN hereunder. BM shall promptly submit appropriate written proof to AN of any such tax payment. BM will use commercially reasonable efforts, consistent with its usual business practices, to ensure that any such tax is as low as possible. AN shall cooperate with such efforts.

*CONFIDENTIAL PORTIONS OF THIS AGREEMENT HAVE BEEN OMITTED AND FILED SEPARATELY
     WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

      23. REPRESENTATIONS AND WARRANTIES OF AN. AN represents and warrants to BM that as of the Effective Date:

      (a). AN has the full right, power and authority to enter into this Agreement;

      (b). AN has not previously entered into any agreement with any Third Party which is in conflict with the rights granted to BM pursuant to this Agreement;

      (c). AN is the sole and exclusive owner of the AN Rights and the exclusive licensee of the AEC Rights.

      24. REPRESENTATIONS AND WARRANTIES OF BM. BM represents and warrants to AN that as of the Effective Date:

      (a). BM and its Affiliates have the full right, power and authority to enter into this Agreement;

      (b). Neither BM nor it Affiliates have previously entered into any agreement with any Third Party which is in conflict with the obligations of BM pursuant to this Agreement;

      (c) as of the Effective Date, neither BM nor any of its Affiliates has any cell line for producing an antibody capable of capturing or detecting *;

      (d) as of the Effective Date, neither BM nor any of its Affiliates has any antibody (other than provided by AN) capable of capturing or detecting *;

*CONFIDENTIAL PORTIONS OF THIS AGREEMENT HAVE BEEN OMITTED AND FILED SEPARATELY
     WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

      (e) at least one patent claim currently pending in PCT application number US2003/035516, entitled, "Method for Predicting Whether Subjects with Mild Cognitive Impairment (MCI) Will Develop Alzheimer's Disease" filed November 7, 2003, and included in Exhibit A, covers the detection of phosphorylated tau for the diagnosis of Alzheimer's Disease.

      25. PATENT CHALLENGES. During the life of this Agreement, BM shall not, directly or indirectly, challenge the validity and/or enforceability of any Patent Right licensed hereunder. Prohibited challenges include, without limitation, a legal action (e.g., a declaratory judgment action), an interference, an opposition, a protest, and a re-examination.

      26.  PATENT  MATTERS.

      (a). At its sole cost and discretion, AN shall prosecute, maintain or abandon any aspect of the Patent Rights. In those countries where AN elects to proceed with patent applications (which countries shall include at least the USA, Japan, Germany, France, United Kingdom, Italy and Spain), AN shall use reasonable efforts, during the prosecution of the Patent Rights, to maintain at least * (*) claim corresponding to *. AN shall promptly notify BM regarding the issuance of any patent included in the Patent Rights. BM shall promptly notify AN with respect to the issuance of any patent of BM relating to this Agreement. The parties shall cooperate fully with respect to any patent office action relating to this Agreement and the handling thereof.

      (b). Each party shall promptly give the other notice of any claim of infringement asserted against it by any Third Party. The parties will thereafter consult and cooperate fully to determine a course of action, including, without limitation, the commencement of a legal action.

      (c). In the event of any patent infringement action asserted by a Third Party relating in any way to and/or based in any way upon any activity of BM and/or its Affiliates under this Agreement, BM shall indemnify and hold harmless AN, and BM shall defend both BM and AN at BM's own expense. BM shall pay all such litigation expenses, and BM shall receive a credit against royalties due hereunder in the amount of * percent (*%) of such litigation costs, including attorney fees. Prior to First Commercial Sale, this credit may be accrued by BM; thereafter, the credit shall be taken in the corresponding Calendar Quarter, provided, however, that the credit taken in a particular Calendar Quarter shall not exceed * percent (*%) of the total royalty due for such quarter and the credit shall be shown on the quarterly report. In the event that such credit exceeds * percent (*%) of the royalties due for any such Calendar Quarter, the excess shall be carried forward until exhaustion thereof.

      (d) Each party shall promptly give the other notice of any infringement by any Third Party in the Field. In no event shall AN be obligated to enforce or defend any of the rights within the Patent Rights. However, in case *, AN and BM agree to * in the mutual interest of both parties (such as, without limitation, *, etc.).

      (e). In connection with any litigation, the parties will cooperate fully and will provide each other with any information or assistance that either reasonably may request.

      27. CONSEQUENCES OF EXPIRATION AND TERMINATION.

      (a). Upon expiration of the Term, without termination pursuant hereto and, in particular, without termination pursuant to a breach hereof by BM prior to expiration of the Term, the license granted to BM pursuant to paragraph 3(b) or 3(c), as applicable, shall be deemed fully paid-up and irrevocable.

      (b). In the event of termination, (i) the licenses hereunder are immediately extinguished, (ii) BM shall have no further rights with respect to the AN Rights and the AEC Rights, (iii) BM shall immediately cease any and all activity with respect to any Test, and (iv) BM shall immediately return to AN any and all Proprietary Information of AN (including, without limitation, any and all paper and electronic copies thereof). With respect to Cell Lines, BM shall preserve the Cell Lines, as BM would preserve its own cell lines, and BM shall arrange for a transfer of all such Cell Lines to AN on or before the effective date of termination. In addition, notwithstanding paragraph 28 hereof, BM shall make any payment due hereunder (i) prior to the effective date of termination (e.g., any milestone accrued prior to the effective date of termination) and (ii) based upon activity prior to the effective date of termination (e.g., any royalty).

      (c). In the event of termination, AN shall immediately return to BM any and all Proprietary Information of BM (including, without limitation, any and all paper and electronic copies thereof).

      28. TERMINATION. This Agreement may be terminated by AN for any breach which remains uncured for thirty (30) days after written notice, specifying the breach and seeking a cure. In this case, termination is effective ten (10) days after the end of the cure period. This Agreement may also be terminated by AN, at its sole and exclusive remedy but subject to paragraph 27(b), in the event that BM discontinues its effort to develop and/or market a Test. In this case, termination is effective ten (10) days after written notice from AN. This Agreement may not be terminated by BM, except that BM may terminate with thirty
(30) day written notice in the event that BM discontinues its effort to develop and/or market a Test. BM shall promptly notify AN of any discontinuation of its effort to develop and/or market a Test.

      29. ASSIGNMENT. This Agreement may not be assigned or otherwise transferred by BM, without the prior written consent of AN, except to an Affiliate or entity that acquires all or substantially all of BM's business to which this Agreement relates, provided the proposed assignee/transferee assumes, in writing and prior to any assignment/transfer, all obligations of BM under this Agreement. This Agreement may be assigned or otherwise transferred by AN in conjunction with the assignment or transfer of the AN Rights and the AEC Agreement, provided the proposed assignee/transferee assumes, in writing and prior to any assignment/transfer, all obligations of AN under this Agreement.

      30. INVALIDITY. In the event that any provision of this Agreement is held invalid, illegal or unenforceable in any respect, all other provisions contained herein shall remain in force and effect.

      31. NOTICES. All notices or other communications which are required or permitted hereunder shall be in writing and delivered (i) personally or by facsimile and (ii) by overnight courier (e.g., Federal Express, Next Day Delivery), postage prepaid, addressed as follows:

         if to AN to:

                           John DeBernardis
                           Applied NeuroSolutions, Inc.
                           50 Lakeview Parkway
                           Vernon Hills, Illinois 60061
                           Fax No.: 847-573-8030

         if to BM to:

                           bioMerieux SA
                           69280 Marcy l'Etoile
                           Attn: Corporate General Counsel
                           Fax No.: +33 478 87 53 70

                           With copy to:
                           Vice President, Business Development
                           Fax No.: +33 478 87 75 12

or to such other address as each party may direct in accordance herewith. Any such communication shall be deemed to have been given two (2) business days after delivery to the overnight courier.

      32. APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of the United States of America and State of Illinois, without reference to any rules of conflict of laws.

      33. ENTIRE AGREEMENT.

      This Agreement supersedes the Initial Agreement and constitutes the entire understanding between the parties relating to the subject matter hereof. Each party expressly warrants that it has not relied upon any statement or representation by the other (beyond the express terms and conditions hereto) in making this Agreement. No waiver or modification of this Agreement shall be binding on any party hereto unless in writing signed by all parties.



      34. RELATIONSHIP OF THE PARTIES. It is expressly agreed that the parties shall be independent contractors and that the relationship between the parties shall not constitute a partnership, joint venture or agency. Neither party shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other party, without the prior written consent of such other party.

      35. LIABILITY AND INDEMNITY.

      (a) BM shall defend, indemnify and hold harmless AN, its directors, officers, employees, agents and representatives, from any and all costs or damages resulting from any claims or causes of action by a Third Party relating in any way to, or arising in any way out of, any activity of BM or any Affiliate under this Agreement (a "Claim"), including without limitation the development, making, having made, use, importation, offer for sale, marketing, sale and/or other disposition of any Test. AN shall promptly notify BM of any such claim upon receipt thereof. AN shall abide by such reasonable instructions as BM may issue concerning the conduct of the defence against the Claim. AN shall not make any admission of liability with respect to a Claim and shall not settle or compromise on any Claim without the prior written consent of BM.

      (b) IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INDIRECT, SPECIAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES, LOSSES, COSTS OR EXPENSES OF ANY KIND, HOWEVER CAUSED ON ANY THEORY OF LIABILITY AND WHETHER BASED IN CONTRACT OR TORT (INCLUDING NEGLIGENCE), INCLUDING LOST PROFITS OR REVENUES AND LOSS OF GOODWILL, REGARDLESS OF WHETHER SUCH PARTY KNOWS OR HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR LOSSES. IN ADDITION, THE PARTIES HEREBY WAIVE

*CONFIDENTIAL PORTIONS OF THIS AGREEMENT HAVE BEEN OMITTED AND FILED SEPARATELY
     WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

ANY RIGHT TO PUNITIVE DAMAGES. The foregoing does not, and shall not be construed, to limit, in any way, the obligations of BM under sub-section (a) of this paragraph.

      36.  WAIVER.  The waiver by a party  hereto of (i) any right  hereunder or
(ii) any breach by the other shall not be deemed a waiver of any other right hereunder or of any other breach by the other, whether similar in nature or otherwise.

      37. ORIGINALS. The Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      38.  SURVIVAL.  Paragraphs 4, 10, 11, 18(b), 20, 24, 26(c), 27, 32, 35 and
39 hereof survive termination and/or expiration of this Agreement.

      39. BURDEN OF PROOF. With respect to paragraph 1(d)(ii) hereof, and in an effort to avoid confusion and/or dispute, BM shall bear the burden of proof as to whether a cell line is not derived from, does not emanate from, and is not based upon the Cell Line and that burden of proof shall be clear and convincing evidence. In the event of a dispute under paragraph 1(d)(iii) or 1(d)(iv) hereof, the parties agree to meet in order to discuss in good faith a prompt, cost-effective method to resolve the dispute, thereby trying to avoid litigation.

      40. PROCUREMENT OF *.

      a) In support of this Agreement,  AN shall promptly provide (i) * (*) * of
* to BM * and (ii) at the end of December 2004 an additional * of * to BM*.

      b) BM shall be responsible for procurement of additional * from a Third Party. BM shall promptly notify AN when such procurement is arranged.

      41. NECESSARY REAGENTS. In the event that during the Evaluation Period BM is unable to obtain sufficient quantities of the commercially available reagents necessary to perform the Test, (collectively the "Necessary Reagents"), AN will assist BM to procure the Necessary Reagents. This may entail AN either sending Necessary Reagents from its own supply, or AN purchasing the Necessary Reagents and sending them to BM, with BM reimbursing AN for such supply of the Necessary Reagents. Further, in the event that BM's evaluation hereunder is delayed for a given period of time due to a delay in the supply under paragraph 2(a), paragraphs 40(a) or this Section 41, then the Evaluation Period shall be extended by that same period of time. BM shall immediately advise AN of any such delay.

                       APPLIED NEUROSOLUTIONS, INC.



                       ----------------------------------

                       by John DeBernardis, President/Chief Executive Officer



                       BIOMERIEUX, SA



                       ----------------------------------

                       by Benoit Adelus, Executive Vice President

*CONFIDENTIAL PORTIONS OF THIS AGREEMENT HAVE BEEN OMITTED AND FILED SEPARATELY
     WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

                      EXHIBIT A - AN RIGHTS AND AEC RIGHTS

      1.    KNOW-HOW

(a) Description of Components and Preparation of Reagents (File: BM CSF Reagent list.doc) attached.

(b)   Preparation of ADLSS (File: ADLSS Preparation.doc) attached.

(c) Standard Operating Procedure Sandwich ELISA Assay For The Detection Of * In Cerebrospinal Fluid (File: CSF SOP.doc) attached.

      2.    PATENTS

(a)   Publication    number    US-2004-0166536-A1    (PCT   application   number
      US2003/035516),   "Method  for  predicting   whether  subjects  with  mild
      cognitive impairment (MCI) will develop Alzheimer's Disease".

(b) Patent US 5,811,310, "The Alz-50 monoclonal antibody and diagnostic assay for Alzheimer's disease".

(c)   Patent EP 0444856 B1, "Diagnostic assay for Alzheimer's disease".

      3.    CELL LINES

      (a)   The * cell line that  secretes *.

      (b)   The * cell line that secretes *.

*CONFIDENTIAL PORTIONS OF THIS AGREEMENT HAVE BEEN OMITTED AND FILED SEPARATELY
     WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

                          Applied NeuroSolutions, Inc.
                   Sandwich Elisa Assay For The Detection Of *
                             In Cerebrospinal Fluid

             Description of Components and Preparation of Reagents.




                                        *

*CONFIDENTIAL PORTIONS OF THIS AGREEMENT HAVE BEEN OMITTED AND FILED SEPARATELY
     WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

                          Applied NeuroSolutions, INC.

                              Preparation of ADLSS





                                        *

*CONFIDENTIAL PORTIONS OF THIS AGREEMENT HAVE BEEN OMITTED AND FILED SEPARATELY
     WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

                          STANDARD OPERATING PROCEDURE
                                  FILE: 310-22

                     Sandwich ELISA Assay For The Detection
                                      Of *
                             In Cerebrospinal Fluid.








                                        *

                     (c) EXHIBIT B - Form of Press Releases

DRAFT-Do not distribute



 bioMerieux acquires an option to license Applied NeuroSolutions' Technology to diagnose Alzheimer's disease

 Agreement contemplates technology assessment, worldwide licensing, regulatory filing, and marketing on a non-exclusive basis.

Marcy  L'Etoile,   France,   December___,   2004--  bioMerieux  SA  (Euronext  :
FR0010096479 - BIM) , announces today that it signed a non-exclusive agreement with Applied Neurosolutions granting bioMerieux SA an option to assess Applied Neurosolutions' technology for the diagnosis of Alzheimer's disease.

The option and licensing agreement, including all milestones, can be worth in excess of $5 million, plus substantial royalties. Under terms of the non-exclusive agreement announced today, which includes an upfront payment, potential milestones, and potential substantial royalties, bioMerieux would be financially responsible for obtaining regulatory approvals to develop and sell diagnostic tests for Alzheimer's disease using the Applied Neurosolutions' technology.

Alzheimer disease is a progressive brain disorder that gradually destroys a person's memory and ability to learn, reason, make judgments, communicate and carry out daily activities. Four millions and a half of Americans currently carry Alzheimer's disease, a figure which is comparable in other developed countries and that is expected to dramatically increase with more people ageing. There are currently no FDA-approved diagnostic tests for Alzheimer's disease.

According to Dr Christophe Merieux, Senior Corporate Vice President R&D and Medical Affairs for bioMerieux, "Today's option agreement represents a strategic milestone towards our goal of evaluating best opportunities to penetrate the field of neuro-degenerative diseases with innovative biological tests. We will be evaluating Applied NeuroSolutions' technology in the context of our other proprietary technologies in order to design the best solutions for Alzheimer's disease diagnostics".

About bioMerieux

bioMerieux is a leading international diagnostics group that specialises in the field of in vitro diagnostics for clinical and industrial applications.

In 2003, eighty two percent of the company's sales are international. The company is present in more than 130 countries through 33 subsidiaries and a large network of distributors, which positions the company well to benefit from the growth potential of the in vitro diagnostics market. Some important drivers that underpin this growth are aging populations and age-related illness, illnesses related to life-style and eating habits, the emerging new pathogens, the development of antibiotic-resistant bacteria, the fight against bio-terrorism, the recognition of the importance of the quality of food products, cosmetics and pharmaceuticals.

bioMerieux is listed on the Premier Marche of Euronext,  Paris  (FR0010096479  -
BIM).

PRESS CONTACT                                  INVESTOR RELATIONS

Christelle Chabert                             Dominique Takisawa/ Herve Laurent
Tel. : +33 (0)4 78 87 52 01                    Tel + 33 (0)4 78 87 53 05
e-mail :christelle.chabert@ eu.biomerieux.com  e-mail :
investor.relations@eu.biomerieux.com

                             Company Contact:
                             John F. DeBernardis, Ph.D., President & CEO
                             (847) 573-8000

                             Agency Contact: Ira Weingarten/Steve Chizzik
                             Equity Communications
                             (805) 897-1880

                             Media Contact: Deanne Eagle
                             (917) 837-5866

bioMerieux to License Applied NeuroSolutions' Technology to Diagnose Alzheimer's
                                    Disease

 Agreement contemplates technology assessment, worldwide licensing, regulatory filing, and marketing on a non-exclusive basis.

Vernon Hills,  IL,  December 15, 2004--  Applied  NeuroSolutions,  Inc. (OTC BB:
APNS, www.appliedneurosolutions.com), headquartered here, said today it signed a non-exclusive agreement with bioMerieux, S.A. (Euronext : FR0010096479 - BIM) with the aim of bringing to market on a worldwide basis what is expected to be the first definitive biologic test for the diagnosis of Alzheimer's disease ("AD").

The licensing agreement, including all milestones, can be worth in excess of $5 million, plus substantial royalties. The agreement grants bioMerieux an option to further evaluate the APNS technology before going forward.

Based in Marcy L'Etoile, France, bioMerieux is a leading international diagnostics group that specializes in the field of in vitro diagnostics for clinical and industrial applications. The company trades on the Paris exchange under the symbol BIM.

Under terms of the non-exclusive agreement announced today, which includes an upfront payment, potential milestones, and potential substantial royalties, bioMerieux would be financially responsible for obtaining regulatory approvals to develop and sell diagnostic test(s) for Alzheimer's disease using the APNS technology.

Over the past decade, Applied NeuroSolutions has worked in cooperation with the Albert Einstein College of Medicine to develop a cerebrospinal fluid (CSF) assay that has consistently identified AD with much greater than 80% sensitivity and specificity in more than 2000 patient samples. This is the level of sensitivity and specificity that has been determined by the Ronald and Nancy Reagan Research Institute of the Alzheimer's Association to be the "industry standard" for AD diagnostics. In addition, the company is developing a blood serum test that would be sensitive and specific enough to also meet this "industry standard".

According to Dr. John DeBernardis, Applied NeuroSolutions President & CEO, "Today's agreement is the first major step in a multi-agent, multi-channel marketing strategy designed to maximize the commercial potential of the company's AD diagnostic technology. We are very pleased that a company with the worldwide reach and enormous prestige of bioMerieux has agreed to participate with us in this important effort."

About bioMerieux

bioMerieux is a leading international diagnostics group that specializes in the field of in vitro diagnostics for clinical and industrial applications, with annualized sales in excess of 915 million euros (over $1 billion US).

In 2003, eighty two percent of the company's sales are international. The company is present in more than 130 countries through 33 subsidiaries and a large network of distributors, which positions the company well to benefit from the growth potential of the in vitro diagnostics market. Some important drivers that underpin this growth are aging populations and age-related illness, illnesses related to life-style and eating habits, the emerging new pathogens, the development of antibiotic-resistant bacteria, the fight against bio-terrorism, the recognition of the importance of the quality of food products, cosmetics and pharmaceuticals.

bioMerieux is listed on the Premier Marche of Euronext,  Paris  (FR0010096479  -
BIM).

About Applied NeuroSolutions

In partnership with Albert Einstein College of Medicine, Applied NeuroSolutions is developing products to diagnose and treat Alzheimer's disease based on a novel theory of AD and its pathology. The company is developing a cerebrospinal fluid (CSF) test to detect Alzheimer's disease at a very early stage with 85%-95% accuracy. The company is also developing a blood serum-based screening test for AD, as well a new class of therapeutics to treat AD.

There are currently no FDA-approved diagnostics for Alzheimer's disease.

This press release contains forward-looking statements. Applied NeuroSolutions wishes to caution the readers of this press release that actual results may differ from those discussed in the forward-looking statements and may be adversely affected by, among other things, the risks associated with new product development and commercialization, clinical trials, intellectual property, regulatory approvals, potential competitive offerings, and access to capital. For further information, please visit the company's website at www.appliedneurosolutions.com, and review the company's filings with the Securities and Exchange Commission.


                                      # # #